CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of The RBB Fund Trust and to the use of our report dated October 30, 2024 on the financial statements and financial highlights of the Penn Capital Short Duration High Income Fund, Penn Capital Opportunistic High Income Fund, Penn Capital Mid Cap Core Fund, and Penn Capital Special Situations Small Cap Equity Fund, each a series of The RBB Fund Trust. Such financial statements and financial highlights appear in the 2024 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

December 27, 2024